Exhibit 99.1

Howard Bancorp, Inc. Announces Third Quarter 2013 Results

ELLICOTT CITY, Md.--(BUSINESS WIRE)--October 22, 2013--Howard Bancorp, Inc. (NASDAQ: HBMD), the parent company of Howard Bank, today announced its operating results through September 30, 2013 with the following highlights:

  Total assets grew to $467 million at September 30, 2013, representing growth of $99 million or 27% compared to total assets of $368 million at September 30, 2012.
  Total loans increased by nearly $103 million or 34%, to $402 million, when comparing September 30, 2013 to September 30, 2012.
  September 30, 2013 deposits increased to $360 million from $287 million at September 30, 2012, representing growth of over $73 million or 25%, of which noninterest bearing deposits grew by over $11 million or 14% during the twelve months ending September 30, 2013.
  The above increases in loans, deposits and assets were achieved via continued organic growth along with the purchase from Cecil Bank of its branch located at 3 West Bel Air Avenue, Aberdeen, Maryland. Pursuant to the branch purchase, Howard Bank acquired $37.1 million in loans and $35.2 million in deposits during the third quarter of 2013.
  For the nine months ended September 30, 2013, net income available to common shareholders was $1.3 million, which compared to $711 thousand for the same nine month period in 2012, reflecting an increase of nearly $589 thousand or 83%. For the three months ended September 30, 2013, net income available to common shareholders was $376 thousand which was an increase of $146 thousand or 63% over the $230 thousand earned in the third quarter of 2012.
  Even with the issuance of nearly 1.4 million additional shares resulting from an offering which closed in the third quarter of 2012, the strong growth in earnings noted above resulted in increased earnings per share (EPS). EPS for the nine months ended September 30, 2013 was $0.31 compared to $0.24 for the nine month period in 2012. Also noteworthy is that the $0.31 EPS for the nine months of 2013 is equal to the amount reported for the full twelve month EPS for the year ended December 31, 2012. For the three months ended September 30, 2013, EPS was $0.09, which compares to EPS of $0.06 for the third quarter of 2012.

Through the first nine months of 2013, net income was $1.41 million, versus net income of $1.18 million for the nine month period in 2012 representing a 19% increase in net income. The dividends paid on our preferred stock fell from $471 thousand for the first nine months of 2012 to $134 thousand for the nine months ended September 30, 2013, due to a reduction in the dividend rate that was achieved given our growth in qualifying small business loans.

Through the first nine months of 2013, net interest income was $11.4 million compared to $10.0 million for the same period of 2012, an increase of nearly $1.4 million or 14%. Noninterest income also increased, to $962 thousand during the first nine months of 2013 compared to $549 thousand for the same period of 2012, representing an increase of $413 thousand or 75%. A large contributor to the increase was because the bank initiated a Bank Owned Life Insurance (BOLI) program in January 2013, which generated $210 thousand of income during the first nine months of 2013. Year to date total noninterest expenses of $9.5 million represented an increase of $1.7 million or 21% compared to total noninterest expenses for the first three quarters of 2012. Included in the $1.7 million increase in expenses during 2013 were increased compensation costs of nearly $1.0 million due to the anticipated opening of our sixth branch location, additions to our business development initiatives in Greater Baltimore and also our desire to create a more robust mortgage banking platform. In addition to the growth in staffing related expenses was an increase in professional fees of nearly $200 thousand resulting from legal and investment banking fees associated with our acquisition of our Aberdeen, Maryland branch during the third quarter of 2013, and also an expense increase of approximately $300 thousand due to valuation adjustments on the carrying value of certain Other Real Estate Owned (OREO) properties.

When comparing the results for the third quarter of 2013 to the same period in 2012, net interest income of $4.2 million for 2013 also showed positive momentum, increasing by nearly $750 thousand or 22% compared to net interest income of $3.4 million in the third quarter of 2012. For the three months ended in September, noninterest income was $319 thousand versus $216 thousand for the same period of 2012. The provision for credit losses for the third quarter of 2013 was $140 thousand compared to $308 thousand for the third quarter of 2012, a decrease of nearly $168 thousand or 55%. Noninterest expenses for the third quarter of 2013 were $3.7 million, which reflected an increase of $1.0 million over the $2.7 million in expenses for the third quarter of 2012. The $1.0 million increase for the third quarter of 2013 versus the third quarter of 2012 was due to an increase of approximately $400 thousand in compensation costs associated with our branch expansion and focus on growing our greater Baltimore presence and also our mortgage banking activities. In addition to the compensation increase, we incurred the previously mentioned increase in professional fees resulting from legal and investment banking fees on our branch acquisition and also the OREO valuation adjustment in the third quarter of 2013.

At September 30, 2013, Howard Bancorp, Inc. had total capital of $48.0 million representing 10.30% of period end total assets compared to a 12.57% ratio at September 30, 2012. This decreased equity-to-asset ratio is the result of utilizing much of the additional capital raised during 2012 toward revenue producing organic and acquired asset growth.

In addition to growing our balance sheet categories, our asset quality measures continue to improve. As of September 30, 2013 Howard Bank had non-accrual loans totaling $3.4 million, representing less than 1% of total loans. The total of nonaccrual loans and OREO totaled $5.8 million at September 30, 2013, which represented 1.23% of total assets, while this same measure at the end of the third quarter of 2012 was 1.51%.

Chairman and CEO Mary Ann Scully stated, “A consistent ability to grow customer driven loans and deposits, earnings and community impact is the surest indication of Howard Bancorp’s success in meeting its goal of maximizing long term stakeholder return. We believe that all of our recent investments in experienced staff, desirable sales and servicing locations, acquisitions and new business lines are showing tangible signs of achieving higher returns on these investments; ensuring that an upward trajectory continues to be our focus.”

This statement in this press release regarding our anticipated sixth branch is forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statement be subject to the safe harbors created thereby. Such forward-looking statement is based on current expectations regarding important risk factors, including but not limited to real estate values, local and national economic conditions, and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statement, and the making of such statement should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

HOWARD BANCORP, INC.

	Nine months ended		Three months ended
(in thousands, except per share data.)	September 30,		September 30,
Operation Statement Data:	2013	2012	2013	2012
Interest income	$12,805	$11,506	$4,655	$3,898
Interest expense	1,381	1,549	497	486
Provision for credit losses	666	650	140	308
Noninterest income	962	549	319	216
Noninterest expense	9,508	7,843	3,707	2,659
Federal and state income tax expense (benefit)	808	831	223	274
Net income	$1,404	$1,182	$407	$387
Preferred Stock Dividends	134	471	31	157
Net income available to common shareholder	$1,270	$711	$376	$230

Per share data and shares outstanding:
Net income per common share, basic	$0.31	$0.24	$0.09	$0.06
Net income per common share, diluted	$0.31	$0.24	$0.09	$0.06
Book value per common share at period end	$8.78	$8.36	$8.78	$8.36
Average common shares outstanding	4,040,471	3,012,288	4,040,471	3,748,248
Diluted average common shares outstanding	4,040,471	3,012,288	4,040,471	3,748,248
Shares outstanding at period end	4,040,471	4,036,628	4,040,471	4,036,628

Financial Condition data:
Total assets	$466,918	$368,481	$466,918	$368,481
Loans receivable (gross)	$401,508	$298,814	$401,508	$298,814
Allowance for credit losses	$(3,145)	$(2,733)	$(3,145)	$(2,733)
Other interest-earning assets	$39,101	$45,420	$39,101	$45,420
Total deposits	$359,888	$287,426	$359,888	$287,426
Borrowings	$57,934	$33,619	$57,934	$33,619
Total stockholders’ equity	$48,036	$46,322	$48,036	$46,322
Common equity	$35,474	$33,760	$35,474	$33,760

Average assets	409,813	349,116	438,795	361,488
Average stockholders' equity	47,500	39,569	48,001	44,554
Average common stockholders' equity	34,938	27,007	35,439	31,992

Selected performance ratios:
Return on average assets	0.46%	0.45%	0.37%	0.43%
Return on average common equity	5.37%	5.87%	4.56%	4.81%
Net interest margin(1)	3.98%	4.00%	4.00%	3.93%
Efficiency ratio(2)	76.76%	74.65%	82.80%	73.29%

Asset quality ratios:
Nonperforming loans to gross loans	0.84%	0.89%	0.84%	0.89%
Allowance for credit losses to loans	0.78%	0.91%	0.78%	0.91%
Allowance for credit losses to nonperforming loans	92.96%	103.29%	92.96%	103.29%
Nonperforming assets to loans and other real estate	1.51%	1.84%	1.51%	1.84%
Nonperforming assets to total assets	1.31%	1.51%	1.31%	1.51%

Capital ratios:
Leverage ratio	10.86%	12.79%	10.86%	12.79%
Tier I risk-based capital ratio	11.55%	14.95%	11.55%	14.95%
Total risk-based capital ratio	12.31%	15.83%	12.31%	15.83%
Average equity to average assets	11.59%	11.33%	10.94%	12.33%

(1)	Net interest margin is net interest income divided by average earning assets.
(2)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Additional information is available at www.howardbank.com.

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020